UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 4, 2011

KINETIC CONCEPTS, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	001-09913	74-1891727
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8023 Vantage Drive, San Antonio, Texas		78230
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (210) 524-9000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On November 4, 2011, Kinetic Concepts, Inc., a Texas corporation (the “Company”), completed its merger (the “Merger”) with Chiron Merger Sub, Inc. (“Merger Sub”), a direct subsidiary of Chiron Holdings, Inc. (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of July 12, 2011 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company. As a result of the Merger, the Company is now wholly owned by Parent. Parent is indirectly controlled by investment funds advised by Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment and certain other co-investors.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) on November 4, 2011 that each outstanding share of common stock, par value $.001 per share, of the Company (the “Common Stock”) was cancelled and automatically converted into the right to receive $68.50 per share in cash, without interest (except for (i) shares owned by Parent, Merger Sub, the Company or any of their subsidiaries and (ii) shares owned by shareholders who have properly exercised their right of dissent and appraisal) and requested that the NYSE file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to report that the shares of Common Stock are no longer listed on the NYSE. On November 8, 2011, the NYSE filed the application on Form 25 with the SEC to delist the Common Stock. In addition, the Company intends to file with the SEC a certification and notice of termination on Form 15 with respect to the Common Stock, requesting that the Common Stock be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the reporting obligations of the Company with respect to the Common Stock under the Exchange Act be suspended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINETIC CONCEPTS, INC.

By:	/s/ Martin J. Landon
Name: Martin J. Landon
Title: Executive Vice President and Chief Financial Officer

Date: November 10, 2011